Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Urovant Sciences, Ltd. for the registration of common shares, preferred shares, debt securities, and warrants and to the incorporation by reference therein of our report dated June 14, 2019, with respect to the consolidated financial statements of Urovant Sciences, Ltd. included in its Annual Report (Form 10-K) for the year ended March 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

November 8, 2019